UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 17, 2013
(Date of earliest event reported)

Crystal Rock Holdings, Inc.
(Exact name of registrant as specified in its charter)

DE (State or other jurisdiction of incorporation)	000-31797 (Commission File Number)	03-0366218 (IRS Employer Identification Number)

1050 Buckingham St., Watertown, CT (Address of principal executive offices)		06795 (Zip Code)

860-945-0661 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 17, 2013, the Compensation Committee of the Board of Directors adopted the Company’s 2014 Incentive Plan, in which officers, mid-level management and other employees of the Company participate.  Among the participants in the Plan are the Company’s three executive officers, Peter Baker, CEO; John Baker, Executive Vice President (EVP); and Bruce MacDonald, CFO.

The Plan provides for cash bonuses and stock option awards if the Company achieves certain EBITDA (earnings before interest, taxes, depreciation and amortization) targets, prior to bonus payments, in its fiscal year ending October 31, 2014.  The targets, and related bonuses and stock option awards for the executive officers, are as follows:

CEO/EVP			CFO
EBITDA Target	Cash Bonus	Options	Cash Bonus	Options
$8,585,000	$50,000	100,000	$25,000	5,000
$8,670,000	$55,000		$25,850	5,750
$8,840,000	$60,000		$27,550	6,500
$9,010,000	$65,000		$29,250	7,250
$9,180,000	$70,000		$30,950	8,000
$9,350,000	$75,000		$32,650	8,750

Amounts shown in the Table are not cumulative.  By way of illustration, if the Company were to achieve an EBITDA Target of $8,840,000, each of the CEO and the EVP would receive a cash bonus of $60,000 and an option for 100,000 shares, and the CFO would receive a cash bonus of $27,550 and an option for 6,500 shares.  Stock option grants will be made at exercise prices not less than fair market value on the date of grant.  In order to carry out the option portion of the Plan, the Company intends to adopt a new stock option plan and submit it for the approval of shareholders at its 2014 Annual Meeting of Stockholders.

There is no assurance that the Company will achieve any of its EBITDA Targets under this Plan.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

None.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYSTAL ROCK HOLDINGS, INC.

Dated: December 23, 2013	By:	/s/ Bruce S. MacDonald
Bruce S. MacDonald
Chief Financial Officer